Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Deferred Compensation and Stock Plan for Directors of Saul Centers, Inc. of our reports dated March 7, 2017, with respect to the consolidated financial statements and schedule of Saul Centers, Inc. and the effectiveness of internal control over financial reporting of Saul Centers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 14, 2017